Exhibit 10.9

STOCK TRANSFER AGREEMENT

Dated the 16th day of June, 2006 between

Vendor: Youwei, Zheng, Chinese ID Number: 44010419640824195X

Purchaser:	NCN Management Services Limited, a company incorporated in the British Virgin Islands, the address of which is Suite 2102, Chinachem Century Tower, 178 Gloucester Road, Wanchai, Hong Kong.

WHEREAS

(A) Guangdong Tianma International Travel Service Co., Ltd. (hereinafter referred to as "the Company") is registered in the People's Republic of China with limited liability and with registered share capital of RMB2,600,000. A brief introduction of the Company is set out in Appendix 1 to this Agreement.

(B) As of the date of this Agreement, the Seller holds 55% of the Company’s registered capital.

(C) As of the date of this Agreement, the Purchaser’s holding company, Teda Travel Group Inc. (“TTVL”), is listed on the OTCBB in the United States (trading code: TTVL).

(D) The Vendor agrees to sell, and the Purchaser agrees to buy 100% of the Company's shares (“Sale Shares”) beneficially owned by the Vendor. The particulars of the Vendor and the Sale Shares are set out in “Appendix 2” to this Agreement.

It is hereby agreed as follows:

1. Definitions

1.1 In this Agreement, unless the context otherwise requires or expressly provides, the following words shall have the following meanings respectively

“Agreement” means this agreement as amended and/or supplemented from time to time in accordance with provisions herein;

 “Board” means the board of directors of the Company

“Business Day” means a day, other than a Saturday or any 8th typhoon or rainstorm warning day, on which banks are open for business in HKSAR;

“Company” has the meaning as stated in Recital (A);

“Company Law” means the Companies Ordinance of the Hong Kong Special Administrative Region (Chapter 32);

“Completion Date” means either the date which is 3 or 10 business days after the day on which the condition set out in Clause 3.1 has been complied with or exempted;

“Completion” means the Completion of the sales and purchase of the shares of the company in accordance with his Agreement;

“Purchase Price” means the price set out in Clause 4.1 hereof, being the price payable by the Purchaser hereunder.

“Director(s)” means the directors of the Company or any one of them, as the case may be;

“Pledge or Mortgage” means the pledge or mortgage of any assets, rights or similar interest (except those specially required by law) and including debenture loans and pledge of intangible assets, whether at present or in the future.

“Company” means this Company and its subsidiaries and any one of these companies, as the case may be;

“HK$” means Hong Kong dollar, the exchange rate of which is presumed to be one HKD to one RMB for the purpose of this Agreement;

“Hong Kong” means the Hong Kong Special Administrative Region;

“China” for the purpose of this Agreement means the People’s Republic of China excluding Hong Kong and the Macau Special Administrative Region;

“Purchaser’s Agent” means the party appointed by the Purchaser to hold shares in the Company in accordance with this Agreement;

“RMB” means renminbi, China’s legal tender;

“Sale Shares” means 55% of the Company’s registered equity to be sold by the Vendor to the Purchaser hereunder;

“Tax” means all the taxes arising or payable in China, including but not limited to income tax, interest tax, personal income tax, property tax, estate duty, stamp duty, sales tax, custom duty and tax relief deduction and rebate as provided by the law, and also includes relating tax penalties, fees and interest;

“US” means the United States of America;

“US$” means US dollar, the exchange rate of which is presumed for the purpose of this Agreement to be one USD to 8.015 RMB.

2. Stock Transfer

2.1 In accordance with the terms and conditions of this Agreement, the Vendor as the beneficial owner of the Sale Shares shall sell, and the Purchaser shall in accordance with the covenants of this Agreement shall purchase the same and pay the consideration set out in this Agreement for the purchase of the Sale Shares free from pledge or mortgage or other encumbrances which shall include without limitation all rights to share dividends as may be declared or distributed on or after the date of this Agreement.

3. Conditions

3.1 The completion of the sale and purchase of shares hereunder shall be conditional upon:

(a) The Purchaser’s satisfaction with the completion and result of a comprehensive due diligence inspection of the Company (which shall cover without limitation the legal, financial and commercial aspects) and the Purchaser shall have the absolute discretion in deciding whether or not it is satisfied with the result of such inspection.

(b) The obtaining of the relevant Board Resolution and Shareholders’ Resolution of the Company to approve the terms of this Agreement and all matters and affairs relating to the transaction hereunder, as required.

(c) To obtain all necessary consent and approval as may be required under the laws and regulations governing stock trading in the United States of America (including all relevant consents and approvals of governmental and regulatory authorities) regarding the transaction hereunder for the consideration as agreed by the Purchaser.

(d) If so required, the obtaining of a letter of approval issued by a lawyer in the United States of America by the Purchaser (in such format and contents as the Purchaser in its absolute discretion may determine) regarding the contents and the effects of this Agreement, including :-

(i) the legality and feasibility of the contents of this Agreement, including the setting of the price for the issue of any shares under this Agreement and all matters concerning the transfer of such shares;

(ii) to confirm that all the procedural requirements and requisite approval has been complied with and obtained for the acquisition of the shares of the Company under this Agreement; and

(iii) regarding all other matters the performance, fulfillment or occurrence of which the Purchaser may reasonably require.

(e) All the covenants and confirmation contained in this Agreement being truthful and free from misleading information from the date of this Agreement until the date of Completion.

(f) The Sale Shares be freely transferable to an independent third party without violation of the laws and regulations of the People’s Republic of China or its governmental policy.

3.2 The Vendor shall use its best endeavours to assist the Purchaser and such persons as the Purchaser may authorize for such purpose to complete the due diligence inspection and to allow them to enter into the premises of the Company and to peruse all the books, documents, contracts, records, tax forms, permits, correspondence and return forms and such other information of the Company as the Purchaser may reasonably require, so that it can conduct a comprehensive due diligence exercise (covering, but not limited to, the legal, financial and business aspects of the Company), and allow copies to be made of the relevant documents. The Company’s directors and staff should give the Purchaser all the required information and explanations. For the avoidance of doubt, the carrying out of due diligence inspection will not exonerate the Vendor from any obligation or liability towards the Purchaser nor limit the scope of such obligation or liability.

3.3 The Purchaser is entitled to waive any requirement under Clause 3.1 hereof. If, (a) any condition under Clause 3.1(a) has not been fulfilled (or otherwise waived by the Purchaser) before 3:00 p.m. on the Completion Date or on such postponed date for Completion as the Purchaser may agree or (b) the Purchaser is not satisfied with the result of the due diligence inspection according to Clause 3.2 hereof and notify the Vendor according in writing, then this Agreement shall become null and void and neither party shall have any further obligation or liability towards the other under this Agreement.

3.4 If any pre-condition to Completion has not been fulfilled on or before the Completion Date or has been rendered unfulfillable then the Vendor or the Company must upon its gaining knowledge of the situation forthwith inform the Purchaser in writing accordingly. Both parties hereby declare that notwithstanding the issue of the written notification mentioned above all the Vendor’s legal obligations under this Agreement will remain unchanged.

3.5 From the date of this Agreement until the Completion Date, save and except with the consent of the Purchaser, the Vendor covenants to procure that the Company will :-

keep the daily operation and maintenance of best practice

maintain its full operation;

accounts payable in a timely fashion;

maintain all records of the major operation the Vendor and the Company accurately.

comply with the government’s main demands, except where is reason to object to such demand and the consent of the Purchaser to raise such objection having been obtained;

pay up the payments which should be paid out of the turnover or profits, taxes and fees and government funds, except where there is sufficient reason for claiming that such sums are not payable and the prior consent of the Purchaser to object to such payment having been obtained;

fulfill all the provisions of contracts signed by the Vendor or the Company;

refrain from selling any of the Company’s assets and contractual rights without first obtaining the prior written consent of the Purchaser.

(b) The Vendor on the signing of this Agreement will covenant and confirm that it will not suffer or allow the Company to:

change its Articles of Association

wind-up voluntarily;

transfer its interest to a third-party;

declare or pay dividends to its Shareholders;

issue, re-purchase, sell or transfer or assume any liability for the issue, re-purchase, sell or transfer of any share in the Company;

create new class of shares or to sub-divide its shares or merge existing shares;

change any obligations contained in any signed contract and its contents, including the loan or mortgage contract sell any assets and contractual rights of the company without first obtaining the written consent of the Purchaser.

3.6 The Vendor and the Company agree to give the Purchaser, the Purchaser’s Agent and its representative reasonable access to check and inspect the papers of the Company from now on until the Completion Date. The Vendor shall assist the accountant appointed by the Purchaser in order to conduct an audit of the Company’s accounts in accordance with the accounting principles and standard prevailing in the US.

3.7 The Vendor covenants with the Purchaser and confirms that there has not been a substantial depreciation of the capital assets of the Company, the business of the Company, on the prospects or financial position of the Company.

3.8 In the event of any breach of the Vendor’s covenants or the occurrence of any event prior to the date of this Agreement which would constitute a breach of such covenants and such breach of covenant cannot be fulfilled (in the case of covenants requirement the fulfillment of certain criterion) or rectified before Completion of the transaction hereunder, the Purchaser shall be entitled to terminate this Agreement and the transaction hereunder by written notice to the Vendor.

4. The prices of shares transfer

4.1 The price for the acquisition of the shares of the Company hereunder is HK$7.08 million (including RMB880,000 which has been paid by the Vendor to the Company as earnest money). The Purchasers shall in accordance with Appendix 2 pay HK$6.5 million as part of the price and pay the remaining balance of the price to be paid in kind on Completion Date, being 362,500 shares of Teda Travel Group Inc., the holding company of the Purchaser, which are listed on OTCBB stock market. The payment of the monetary portion of the price will be made in two installments on the third and tenth days respectively after the signing of this Agreement and be paid into the account designated by the Vendor. Both parties to this Agreement agree to presume for the purpose of determining the qualify of shares to be given to the Vendor under this clause that the value of such shares of Teda Travel Group Inc. shall be fixed at HKD1.60.

5. Completion

5.1 The transaction hereunder shall be completed at the office of Teda Hotels Management Company Limited, where address is Unit 2102, Chinachem Century Tower, 178 Gloucester Rd, Wanchai, Hong Kong.

Transaction time shall be 15:00 on the Completion Date (or such other location and time as the parties may otherwise agree) and on such Completion the conditions contained in this Clause(5) shall be fulfilled.

5.2 On Completion Date, the Vendor shall provide the following :-

(a) A set of documents to be certified by the directors of the Company or its legal representative, being the complete record of the shareholders’ resolution and board resolution of the Company approving the present transaction and the matters as stated in Clause 4.1 hereof.

(b) All legal documents such as minutes of meetings etc. (updated to the Completion Date) :-

All return forms (concerning receipts and payments up to Completion Date);

All other documents and correspondences relating to the Company which have been retained or remained under the control and ownership of the Vendor.

Unless otherwise agreed by the Purchaser the items mentioned in Clause 5.2(b) shall be retained by the Company after Completion Date.

5.3 On Completion Date the Vendor shall convene a meeting of the shareholders of the Company at the request of the Purchaser in order to confirm their approval of the contents of this Agreement including the following :-

(i) To approve the sale of the Sale Shares; and

(ii) To modify the Articles of the Company as the Purchaser may require for the purpose of completing the purchase of the Sale Shares.

5.4 The following Clauses 6 to 16 (both inclusive) shall survive Completion of the transaction hereunder and remain in force thereafter.

6. The Structure of the company

6.1 On Completion of the transaction hereunder the business and operation of the Company shall be managed by the Board.

6.2 The Board shall have 5 members, the Purchaser or the Purchaser’s Agent shall have the right to nominate 3 persons to the Board of the Company from time to time, and the other shareholders of the Company shall nominate 2 persons to the Board. The CEO of the Company shall be Jingming, Li for a period of 3 years.

6.3 The quorum for Board meetings shall be 4 Directors, whether attending in person or by proxy.

6.4 Board meetings shall be held at least once in every half year, unless otherwise agreed by all the Directors.

7. Exclusivity

7.1 The Vendor has negotiated exclusively and in good faith with the Purchaser regarding the transaction under this Agreement and the details thereof and the Vendor agrees that it will not seek another purchaser for the same after the signing of this Agreement. If the Vendor unilaterally and without good cause enter into negotiation with another prospective purchaser for the sale of the shares of the Company without first obtaining the consent in writing of the Purchaser then the Vendor must compensate the Purchaser with the payment of a reasonable sum so as to compensate the Purchaser for the time, cost and effort spent in the negotiation of this transaction.

8. Commitments

8.1 The Vendor and the Company jointly covenant with the Purchaser (to the intent that such covenant will be binding whether or not the transaction has been completed) :-

(a) These covenants are truthful and accurate in every respect, up to and including the Completion Date.

(b) Both the Vendor and the Company have the requisite legal capacity and authority to enter into and perform those provisions this Agreement with binding effect on them.

(c) The Sale Shares represent 55% of the equity (having taken into account all diluting effect, if any).

(d) The shares of the Company are not subject to any share option or pledge or debenture or similar instrument issued in favour of a third party which entitles such third party to claim against the Company regarding the same.

(e) There is and will be no Pledge or Mortgage of the shares to affect the sale of the shares hereunder whether at present, on Completion Date or in the future.

(f) The Vendor has the right to sell the Sale Shares according to the Agreement in a legally binding and complete manner without the need to obtain the consent of a third party.

(g) The data in Appendix 1 and 2 are accurate and truthful in all respects.

8.2 at any time prior to the Completion of the transaction, if any of the following events occur :-

(a) Any violation of the Vendor’s covenants and confirmation mentioned above;

(b) The presence of any misrepresentation or misleading element in the above mentioned covenants;

(c) And such event would have affected the willingness of a reasonable purchaser to pay for such purchase, then the Vendor shall immediately inform the Purchaser in writing and the Purchaser shall be entitled to rescind this Agreement within 7 days of its receipt of such notice (inclusive of the date of receipt).

8.3 At any time prior to the Completion of the transaction, if the Purchaser discovers that any of the above mentioned covenants is false or has not been or cannot be fulfilled or remedied then the Purchaser shall also be entitled to terminate the transaction hereunder by notice in writing to the Vendor.

9. Warrantee of the Vendor

9.1 The Vendor covenants with the Purchaser that before Completion the Vendor shall not suffer the Company, save and except with the prior written covenant of the Purchaser :-

(a) to incur any significant capital expenditure or grant any option for the purchase of any capital asset.

(b) to sell or agree to sell or grant any option regarding the sale of the Company’s asset.

(c) to borrow or incur expenditure which is out of the ordinary.

(d) to sign contract or assume any obligation which is abnormal or outside the scope of the main business of the Company.

(e) to lend money to others or make any assignment of debt.

(f) to be involved in or carry on the business of or finance any leasing arranging or make any promise to accept deferred performance by others.

(g) to declare or pay any dividend or do anything that would result in a financial situation of the Company which is worse than that prevailing on the signing of this Agreement.

(h) to give Pledge or Mortgages or guarantee or agree to give guarantees or debenture or remedy.

(i) to vary the terms of the contracts with its employees / directors, employ new employees or terminate the employment of existing employees except in the ordinary course of business.

(j) to issue or agree to issue any new share or any kind of loan.

(k) to engage in any abnormal business or business outside the scope of the main business of the Company.

(l) to assume obligations on voluntary basis or fail to perform significant obligation, whether or not such obligations are requirements of law.

(m) to do anything that will cause the financial situation of the Company to become worse than its situation on the date of this Agreement.

9.2 The Vendor agrees to completely waive the liability of the Company or the Purchaser or the Purchaser’s Agent regarding any loss or depreciation in the value of the Company (including the net asset value and any projected profits), obligations and expenses (including legal fees) that is occasioned by any failure which happened before the Completion Date on the part of the Vendor to give information regarding the Company.

9.3 The Vendor also guarantees to the Purchaser that before Completion of the transaction hereunder the Company will not enter into any agreement or contract involving its significant interest or having any profound effect on its business without first obtaining the consent in writing of the Purchaser.

10. Information acquire

10.1 The Vendor shall assist the Purchaser, the Purchaser’s Agent and the Purchaser’s professional consultant in a timely fashion upon request to arrange for the visit of the Company’s premises and to assist in their obtaining of all relevant information regarding the business, asset, indebtedness and contracts of the Company and the proof of ownership of assets of the Company.

11. Miscellaneous

11.1 The Vendor shall take all necessary action including the procurement of other parties’ action as required by the Purchaser and the giving of covenants and signing of papers by such other party in order to assist the Purchaser in its acquisition of the relevant shareholding in the Company and in its registration of the same.

11.2 In so far as it is allowed under the law in Hong Kong and consented to by the Vendor the Purchaser may appoint an individual Chinese citizen or a corporate entity in the People’s Republic of China to hold the Sale Shares on its behalf.

11.3 This Chinese translation of the Agreement is only meant for reference purpose. In case of any discrepancy between the Chinese and English versions, the English version shall prevail.

12. Confidentiality

12.1 Each party hereto hereby covenants with the other party that it will not disclose or communicate any information relating to the business, financial or contractual aspects of the other party to a third party on or after the date of this Agreement and that such information will be kept strictly confidential and may only be released to its professional consultant or as required by law or regulatory authorities or to its employee on “need to know” basis and shall use its best endeavours to prevent the publication or disclosure of such confidential information.

12.2 Except in the event of an agreement of both parties or in complying with the requirement of law or regulatory authorities the facts and matters of this Agreement may not be disclosed in any form or manner. If either party is required by law or by a regulatory authority to make any public disclosure it must first consult the other party as circumstances may reasonably allow.

13. Overall of the agreement

13.1 This Agreement contains all the items agreed and supersedes all previous contracts, agreements, arrangements, statements, memoranda or other transactions relating to the matter herein, such contracts, agreements, arrangements, statements that were before this Agreement shall be terminated immediately, the parties hereto realize that they can not pursue any liability arising from any agreement which has been so terminated.

13.2 Any alteration of this Agreement or any alteration based on this Agreement must be in writing and signed and consented to by both parties and will otherwise be null and void.

13.3 Any provision of this Agreement which has not been fulfilled when the transaction hereunder is completed shall nevertheless remain effective whether or not the transaction has been completed.

13.4 This Agreement shall be binding on the successors to the parties but the obligations hereunder cannot be delegated to another party.

13.5 In the event that any provision of this Agreement is unenforceable for illegality or otherwise the remaining provisions shall remain unaffected.

14. Time

14.1 Time is of the essence in this Agreement, all changes to this Agreement require the consent of both parties.

14.2 Time is an essence in this Agreement, however, any party who failed to exercise its right in accordance with this Agreement or delayed in the exercise of such right shall not be regarded as having waived or relinquished such right and any individual act in the exercise of or partial exercise of any of its rights (including rights under any settlement agreement with the selling party) shall not preclude or affect its exercise of any or any further rights or affect its right to enforce its right against any other party either jointly or severally, in accordance with this Agreement. The rights and remedies under this Agreement are cumulative and in addition to the rights and remedies available under the law.

15. Notice

15.1 All notices, claims, proceedings, documents and other communications under this Agreement (called “Communications” in this Clause 15) shall be written in Chinese or English, and shall be send to the last notified address by the ways as stated below, and the recipient shall be deemed to have received the Communication on the date as shown on the right-hand-side column.

Ways	Deemed to receive within

Local mail or post	24 hours

Facsimile	when the proper answer-back is received

Express air mail or express international post	3 days

Air mail	5 days

If such delivery is at 18:00 of any business day by in personal or fax, or that day is not a business day, the delivery will be deemed to be received at 9:30 of the next business day.

15.2 According to Clause 15.1 delivery of notice, it shall be deemed to be delivered successfully, if the address or facsimile number is unambiguous.

15.3 In accordance with the law, Communication is not limited to the ways as shown in this Clause 15.

16. Fees and Stamp Tax

16.1 The Purchaser and the Vendor shall be responsible for their respective costs and expenses incurred in the preparation, negotiation, execution and performance of this Agreement (including legal fees).

16.2 The Purchaser and the Vendor shall bear the stamp duty, administrative expenses and any other fees(if any) incidental to the sale and purchase hereunder in equal shares.

17. Governing Law

17.1 This Agreement and all legal rights and obligations arising from it shall be interpreted and enforced in accordance with the law of HKSAR. In the event of any dispute arising from this Agreement, such dispute shall be resolved by the courts of law in Hong Kong.

17.2 If both parties agree to that effect in writing any dispute, controversy or claim arising out of or in relation to this Agreement may be resolved through arbitration in accordance with the UNCITRAL Rules to be conducted at HKIAC.

17.3 Arbitration shall be held at the Hong Kong International Arbitration Centre, and shall be handled by one arbitrator in accordance with the appropriate Rules of the Hong Kong International Arbitration Center(including UNCITRAL arbitration rules).

17.4 Arbitration shall be conducted in English or Chinese.

18. Announcement

18.1 Each party to this Agreement confirms and acknowledges that before the signing of this Agreement it has obtained legal advice relating to the Agreement and its contents and that it understands the contents of this Agreement.

19. Agreement

19.1 All duplicate copies of this Agreement have equal authority and are regarded as the same document. For the avoidance of doubt, this Agreement will not be binding on any person other than those who has by conduct confirmed its position as a party to this Agreement.

20 Non-Public Information

20.1 Material Non-Public Information. Vendor and Company hereby acknowledge that they are aware, and further agree that they will advise its principals, officers, directors, agents and representatives (collectively, “Agents”), that US Federal and State securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and it agrees that they or their Agents will not purchase or sell such securities under such circumstances.

21. Publicity.

21.1 Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Vendor without the prior consent of the Purchaser

IN WITNESS WHEREOF this Agreement is executed by the parties hereto on the day and year first above written

Vendor : Youwei, Zheng

Signature: /s/

Date: June 16, 2006

Purchaser : NCN Management Services Limited

Signature: /s/

Date: June 16, 2006

Witness:

Date:

Appendix 1:

Particulars of the Company

1. Date of incorporation: November 23, 1985

2. Place of incorporation: The People’s Republic of China

3. Registered name: Guangdong Tianma International Travel Service Co., Ltd.

4. Registration number: 4400001004399

5. Business license number: L-GD-GJ00112

6. Registered address : 14th Floor, Dongjian Building, 501 Dongfengzhong Road, Guangzhou, Guangdong, The People’s Republic of China.

7. Registered capital : RMB2,600,000

8. Nature : Limited liability company

9. Legal representative : Youwei, Zheng

10. Business scope : Inbound travel, domestic tourism and outbound travel

Appendix 2:

Vendor

Name	Registered Capital	The Percentage of Equity Stockholding held by the Vendor on the Date of Agreement	The Equity Stockholding Percentage represented by the Sale Shares	Consider-ation for the sale of the Sale Shares
Youwei, Zheng	RMB1.43 million	55 per cent	55 per cent	HKD7.08 million

(1) The Purchaser shall pay HKD6.50million into the Vendor’s following bank account within 3 days after the signing of this Agreement:

Name of the Company : GLOBENET WORLDWIDE LIMITED

Name of the Bank : HSBC

Account Number : 047-374889-838

(2) Within 20 days after the signing of this Agreement (inclusive of the date of signing), the Purchaser shall transfer 362,500 ordinary shares of TTVL to the Vendor to settle the balance of HK$580,000.